DECORATOR INDUSTRIES, INC.
             COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
                 FOR THE FIVE FISCAL YEARS ENDED JANUARY 3, 1998

                                1997               1996                1995              1994               1993
                                ----               ----                ----              ----               ----
Net income                     $2,898,339          $3,065,220         $2,414,678        $2,823,770         $2,370,232
                           ==============    ================    ===============    ==============    ===============

Average number of
common shares
outstanding                     2,971,870           2,917,464          3,231,960         3,286,619          3,163,089

Dilutive effect of
stock options on
net income                        202,834             222,048            255,761           331,217            452,238
                           --------------    ----------------    ---------------    --------------    ---------------

                                3,174,704           3,139,512          3,487,721         3,617,836          3,615,327
                           ==============    ================    ===============    ==============    ===============

Diluted earnings
per share:

Net income                      $0.92              $0.98              $0.70              $0.78             $0.66
                                =====              =====              =====              =====             =====



Note: Per share amounts and shares outstanding have been adjusted for a five-for-four stock split effective June 13, 1997, a four-for-three stock split in June 1996 and a two-for-one stock split in April 1993.